Exhibit 10.1

September 29, 2022

Mr. Matthew Winger

4400 Biscayne Blvd.

Miami, FL 33137

Re:       Employment Offer

Dear Matthew:

On behalf of Nocopi Technologies, Inc. (the “Company”), I am pleased to offer you employment as Executive Vice President of Corporate Development, reporting to the Chief Executive Officer. The purpose of this letter is to set forth the terms of the offer.

1.	Position; Duties. Your position will be as a regular full-time employee commencing on October 1,2022 (the "Commencement Date"). You will primarily work remote and will occasionally travel to the Company's headquarters in King of Prussia, Pennsylvania, as needed, in addition to other occasional travel that may be necessary to fulfill your responsibilities. You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you consistent with your position and to the reasonable satisfaction of the Company, which duties shall include, without limitation, assisting in acquiring new accounts, participating in merger and acquisition evaluations, assisting in servicing existing accounts, and working with the Chief Executive Officer on special projects.
2.	Base Salary. Your annual base salary will be $125,000.00 (subject to applicable required withholding and deductions), which salary shall be reviewed by the Board of Directors (the “Board”) on an annual basis. Your salary will be paid in accordance with the Company's standard payroll policies. You will be eligible to receive additional discretionary compensation at the discretion of the Board based on criteria to be established by the Board.
3.	Employee Benefits. You will be entitled to paid vacation as and when you determine, provided that you fulfill the responsibilities of your role at the Company, to the reasonable satisfaction of the Company. You will not be entitled to any other benefits.
4.	Employee Covenants. As a condition of employment, you will be required to sign the Company’s form of Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement (the “Confidential Disclosure Agreement”). By accepting this offer, you agree that you will not bring with you to the Company, or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, entity, trust or individual for which you have performed services. You further confirm that by accepting this offer you will not breach any contract, agreement or other instrument to which you are a party or are bound.
5.	Term; Employment Termination. The term of your employment shall be for two (2) years, or until September 30, 2024 (“Initial Term”), and shall thereafter automatically renew for successive two (2) year terms (each, a “Renewal Term”), provided, that neither party has provided written notice of non-renewal to the other party at least thirty (30) days prior to the end of the Initial Term or the then-current Renewal Term, as the case may be. Notwithstanding the foregoing, either you or the Company may terminate your employment at any time, as follows:

You may terminate your employment upon (a) Company’s failure to pay any amounts due to you as and when due pursuant to this letter agreement; (b) a material breach of this letter agreement by Company, other than for non-payment, not cured by Company within ten (10) days of receipt of written notice of such breach; (c) a change of control of Company; or (d) the entry of Company into bankruptcy or receivership, the winding down or dissolution of Company, or any other circumstance which, in your reasonable discretion, renders Company unable to continue its operations in the ordinary course of business.

The Company may terminate your employment upon: (A) your material breach of this letter agreement not cured by you within ten (10) days of receipt of written notice of such breach; (B) your breach of the Confidential Disclosure Agreement; (C) your intentional non-performance of your responsibilities or duties or refusal to abide or comply with any Company policy or directive of the Chief Executive Officer not cured by you within ten (10) days of receipt of written notice of same; (D) your willful dishonesty, fraud or misconduct in the reasonable judgment of the Chief Executive Officer which materially and adversely affects the Company; (E) your conviction of, or plea of nolo contendere to, a felony; (F) complaint of sexual, racial, or other harassment or discrimination against you, which the Chief Executive Officer finds after thorough investigation, to be credible; or (G) your bankruptcy or insolvency.

Upon termination of your employment for any reason, you will be entitled to receive all compensation due to you through the date of termination. For purposes of this letter agreement, the last day actually worked by you shall be deemed the date of termination.

6.	Additional Agreements.
a.	You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed from time to time.
b.	This offer expires at 5:00 p.m. on September 30, 2022, if not accepted by then.
c.	Your role as a Director of the Company will not be impacted by your employment at the Company.
d.	This letter agreement, together with the Confidential Disclosure Agreement, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company relating to the subject matter herein, except with respect to your role as a Director of the Company. In the event of any conflict between this letter agreement or the Confidential Disclosure Agreement with any other agreement between you and the Company, the terms of this this letter agreement or the Confidential Disclosure Agreement, as the case may be, shall prevail.
e.	The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Pennsylvania, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Pennsylvania in connection with any Dispute or any claim related to any Dispute.
f.	Notwithstanding anything to the contrary set forth herein, the Company may terminate this offer at any time prior to the commencement of your employment.

g.	In case one or more of the provisions of this letter agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision shall be modified or amended to the extent necessary to remove the invalidity, illegality or unenforceability. Should the amendment or modification of such provision be impossible, this letter agreement shall be construed as if it never contained the invalid, illegal or unenforceable provision and such provision shall not affect any other provision of this letter agreement.
7.	Counterparts. This letter agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Any executed counterpart of this letter agreement may be delivered by facsimile or electronic transmission with the same effect as if delivered personally.

(Signature page follows.)

To indicate your acceptance of this letter agreement, please sign and date this letter agreement in the spaces provided below. Again, let me indicate how pleased we all are to extend this offer and how much we look forward to working with you.

Sincerely,

NOCOPI TECHNOLOGIES, INC.

By:/s/ Michael A. Feinstein, M.D.

Michael A. Feinstein, M.D.,

Chief Executive Officer and Chairman of the Board of Directors

Accepted and agreed:

/s/ Matthew Winger
Matthew Winger

Date: September 29, 2022